UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2018

PACIFIC HEALTH CARE ORGANIZATION, INC.
(Exact name of registrant as specified in its charter)

Utah	000-50009	87-0285238
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

1201 Dove Street, Suite 300, Newport Beach, California
(Address of principal executive offices)

92660
(Zip code)

(949) 721-8272
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  □

If an emerging growth company, indicated by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  □

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In accordance with the Utah Revised Business Corporation Act (the “Act”) and Section 8.01 of the Bylaws of Pacific Health Care Organization, Inc. (the “Company”), on February 8, 2018, the board of directors of the Company approved an amendment to Section 3.02 of the Company’s Bylaws to increase the maximum number of authorized directorships from seven members to nine and to make other immaterial corrections to spelling errors and formatting.

On February 8, 2018, the Company’s board of directors (the “Board”) also approved the appointment of Kristina Kubota and Lauren Kubota to fill two vacancies on the Board until the next election of directors.  Following is certain biographical information regarding Kristina Kubota and Lauren Kubota:

Kristina Kubota.  Kristina Kubota joined Medex Healthcare as a Quality Assurance Auditor in January 2014.  As a Quality Assurance Auditor, Ms. Kubota was responsible for developing and auditing policies and procedures, developing and implementing data analyses and reporting capabilities that optimize statistical efficiency and quality. She has also developed and implemented policies and procedures which resulted in Medex Managed Care receiving full accreditation for Workers’ Compensation Utilization Review Management from the Utilization Review Accreditation Commission (“URAC”).  Ms. Kubota was promoted to the position of Controller of Pacific Health Care Organization, Inc. in November 2017.  Prior to joining Medex Healthcare, from June 2010 to January 2014, Ms. Kubota served as a personal assistant for the CEO of Norm’s Restaurant providing administrative support. Ms. Kubota earned a Bachelor of Arts degree in Finance from California State University, Northridge in 2012.  Ms. Kubota is not currently, nor has she in the past five years been, a nominee or director of any other SEC registrant.  In determining that Ms. Kubota was a suitable candidate to serve on the Board, the Board considered her educational background, URAC accreditation and financial and accounting experience, including her knowledge of data and statistical analytics skills.  Ms. Kubota is 33 years old.

Lauren Kubota.  Lauren Kubota joined Medex Healthcare as a Quality Assurance Auditor in May 2014.  Since joining Medex Healthcare, she has also served as an Interim Lien Defense Unit Manager, and is currently serving as a Senior Account Manager, Human Resources Manager, and Chief Privacy Officer.  In these capacities, Ms. Kubota has been responsible for directing risk management activities, employment matters, and developing and auditing policies and procedures..  She has also developed and implemented numerous initiatives in customer service, vendor management, quality assurance, legal compliance, sales, and marketing.  Prior to joining Medex Healthcare, from June 2013 to November 2013 she worked as a Private Program Instructor for AcerLogic Educational Services  preparing high-achieving students for the SAT.  From March 2012 to January 2013, Ms. Kubota was employed as an Associate Attorney with the law firm of Smith Patten, LLP, where she rendered legal services in employment matters and participated in litigation and dispute resolution. Ms. Kubota earned a Juris Doctor from the University of California, Hastings College of the Law in 2011, and a Bachelor of Arts degree in Political Science from the University of California, San Diego in 2005.  Ms. Kubota is not currently, nor has she in the past five years been, a nominee or director of any other SEC registrant.  The board considered Ms. Kubota’s educational background and legal experience, as well as her experience and knowledge of the operations of Medex Healthcare, in deciding that she is a suitable candidate to serve on the Board.  Ms. Kubota is 34 years old.

Kristina Kubota and Lauren Kubota are daughters of Tom Kubota, the Company’s CEO, President, Chairman of the Board, and the Company’s majority shareholder.  There was no agreement or understanding between Kristina Kubota or Lauren Kubota and any other person pursuant to which each was selected as a director.  As the Board currently has no standing committees, Kristina Kubota and Lauren Kubota have not been appointed to serve on a committee of the Board.

Other than their employment with the Company or Medex Healthcare, neither Kristina Kubota or Lauren Kubota have engaged in any transaction with the Company or any of its subsidiaries in excess of $120,000, since the Company’s last fiscal year, nor is there currently proposed any such transaction.

Item 5.03	Amendments to Articles of Incorporation of Bylaws; Change in Fiscal Year

The information set forth in Item 5.02 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 5.03. A copy of the Company’s Bylaws are attached hereto as Exhibit 3.01 to this Current Report on Form 8-K and incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

3.01	Bylaws of Pacific Health Care Organization, Inc. as amended through February 8, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC HEALTH CARE ORGANIZATION, INC.

Date: February 14, 2018	By:	/s/ Tom Kubota
Tom Kubota
Chief Executive Officer